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                                                              File No. 811-02281



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 AMENDMENT NO. 2
                                       TO
                                   FORM N-8A

                      AMENDED NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

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The undersigned investment company hereby notifies the Securities and Exchange
Commission that it expressly adopts as its own the registration statement of its predecessor, Fortis Securities, Inc. The Hartford Income Shares Fund, Inc. under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:

                      THE HARTFORD INCOME SHARES FUND, INC.
             (Exact name of registrant as specified in its charter)

             MARYLAND                                 41-0988154
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

         500 BIELENBERG DRIVE                        (651) 361-4000
          WOODBURY, MN 55125                       (Telephone Number)
(Address of principal executive offices)

                            Name and Address of Agent
                             for Service of Process:

                                MR. KEVIN J. CARR
                              55 FARMINGTON AVENUE
                           HARTFORD, CONNECTICUT 06105



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 currently with the filing of Form N-8A:

                           Yes    [     ]            No    [  X  ]



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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Hartford, State of Connecticut on the 29th day of July, 2002.

                                         The Hartford Income Shares Fund, Inc.



                                         By: /s/ David Znamierowski
                                             -----------------------------------
                                             David M. Znamierowski
                                             President


                                         Attest: /s/ Kevin J. Carr
                                                 -------------------------------
                                                 Kevin J. Carr
                                                 Assistant Secretary



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